UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 8)

ats corporation

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

00211E104

(CUSIP Number)

Mark L. Claster

Carl Marks & Co. Inc.

900 Third Avenue

33rd Floor

New York, New York 10022

(212) 909-8400

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

March 30, 2012

 (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13D-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
(ENTITIES ONLY)

Carl Marks & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

BIC Partners

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Susan Claster Grantor Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Andrew M. Boas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Carol A. Boas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Katherine Boas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Benjamin W. Boas Grantor 2006 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Esther E. Boas Trust of 2008

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Hallie Boas Trust of 2007

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Rebecca Boas Trust of 2008

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Jessie Rachel Boas Trust of 2008

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Samuel Robert Boas Trust of 2008

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Daniel C. Claster Grantor Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Matthew L. Claster Trust of 2004

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Bari Claster Trust of 2009

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Carolyn G. Marks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Linda Katz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Constance A. Marks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Nancy A. Marks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
0

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
N/A

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Preliminary Note

This Combined Statement is being filed on behalf of Carl Marks & Co. Inc. (“CMCO Reporting Person”) and the Non-CMCO Reporting Persons named herein. Each of the Reporting Persons states that he, she or it, as the case may be, is included in this Schedule 13D solely for the purpose of presenting information with respect to his, her or its former ownership of the Common Stock sold pursuant to the Offer and disclaims any knowledge, except as expressly set forth herein, as to any statement made herein on behalf of any other Reporting Person. Each of the CMCO Reporting Person and the Non-CMCO Reporting Persons named herein disclaims any beneficial ownership of Common Stock owned by the other Reporting Persons, which was sold to the Merger Sub pursuant to the Offer. CMCO Reporting Person and the Non-CMCO Reporting Persons named herein have filed this Schedule 13D Amendment as Reporting Persons in the event they are collectively deemed to be a “group” within the meaning of Section 13(g)(3) of the Securities Exchange Act of 1934, as amended.

ITEM 1.	SECURITY AND ISSUER

This Amendment No. 8 (“Amendment No. 8”) to the statement on Schedule 13D (“Schedule 13D”) amends the Schedule 13D, as amended, filed on November 3, 2008 by Carl Marks & Co., Inc., a New York corporation (the “CMCO Reporting Person”) relating to the shares of common stock, 0.0001 par value (the “Common Stock”) of ATS Corporation, a Delaware corporation (the “Issuer”). All defined terms refer to terms defined herein or in the Schedule 13D, as amended.

ITEM 4.	PURPOSE OF TRANSACTION

The Issuer has closed on the transactions under the offer (“Offer”) pursuant to the Agreement and Plan of Merger dated as of February 21, 2012 with Salient Federal Solutions, Inc. (“Parent”) and Atlas Merger Subsidiary, Inc. (“Merger Sub”) (the “Merger Agreement”).

On March 30, 2012, Merger Sub announced payment of all shares validly tendered and not withdrawn in the Offer for $3.20 per share, net to the seller in cash, without interest and subject to any required withholding taxes. In accordance with the Undertaking Agreement between Issuer and CMCO Reporting Person (“Undertaking Agreement”), CMCO Reporting Person tendered 1,538,870 shares out of an aggregate 3,305,295 shares beneficially owned by CMCO Reporting Person. In addition, CMCO Reporting Person tendered 1,766,425 shares of Common Stock (not covered by the Undertaking Agreement) pursuant to the Offer. All shares tendered were accepted for payment and purchased by Merger Sub in the Offer. The CMCO Reporting Person and Non-CMCO Reporting Persons are no longer beneficial owners of any shares of Common Stock as a result of the purchase of Shares by Merger Sub held by them pursuant to the Offer.

As a result of the sale of all shares owned beneficially and otherwise by CMCO Reporting Person and the Non-CMCO Reporting Persons, the proxy, voting agreement and power of attorney granted by each Non-CMCO Reporting Person to CMCO Reporting Person have terminated by the express terms of their master agreements.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

Paragraphs (a), (b), (c), (d) and (e) of Item 5 are hereby amended and restated in their entirety as follows:

(a) As a result of the Offer and subsequent tender of all shares of Common Stock held by the CMCO Reporting Person, the CMCO Reporting Person does not have, and may not be deemed to have, beneficial or other ownership of any shares of Common Stock.

(b) As a result of the Offer and subsequent tender of all shares of Common Stock held by the CMCO Reporting Person, the CMCO Reporting Person does not have any voting or dispositive power with respect to any shares of Common Stock.

(c) Other than the transactions described in this Amendment No. 8, during the period between the filing of Amendment No. 7 (March 5, 2012) and the date hereof (April 24, 2012), there were no transactions effected in the Common Stock or securities convertible into, exercisable for or exchangeable for Common Stock, by the CMCO Reporting Person; the Non-CMCO Reporting Persons or any person or entity for which the CMCO Reporting Person possesses voting or investment control over the securities thereof.

(d) Not applicable.

(e) The CMCO Reporting Person ceased to be the beneficial owner of five percent or more of the Common Stock on March 30, 2012.

ITEM 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER.

The information set forth under Item 4 above is incorporated herein by reference.
ITEM 7.	material to be filed as exhibits

Exhibit 1 -- Joint Filing Agreement dated April 24, 2012 among Reporting Persons.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 24, 2012	CARL MARKS & CO. INC.

	By:	/s/ Mark L. Claster
Mark L. Claster, President

BIC PARTNERS

	By:	/s/ Mark L. Claster
Name: Mark L. Claster
Title: General Partner

/s/ Andrew M. Boas
ANDREW M. BOAS

Susan Claster Grantor Trust

	By:	/s/ Mark L. Claster
Name: Mark L. Claster
Title: Trustee

/s/ Carol A. Boas
CAROL A. BOAS

KATHERINE BOAS

	By:	/s/ Katherine Boas

BENJAMIN W. BOAS GRANTOR 2006 TRUST

By:	/s/ Richard S. Boas
	Name:	Richard S. Boas
	Title:	Trustee

ESTHER E. BOAS TRUST OF 2008

By:	/s/ Richard S. Boas
	Name:	Richard S. Boas
	Title:	Trustee

hallie boas trust of 2007

By:	/s/ Andrew M. Boas
	Name:	Andrew M. Boas
	Title:	Trustee

rebecca boas trust of 2008

By:	/s/ Andrew M. Boas
	Name:	Andrew M. Boas
	Title:	Trustee

jessie rachel boas trust of 2008

By:	/s/ Andrew M. Boas
	Name:	Andrew M. Boas
	Title:	Trustee

SAMUEL ROBERT BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas
	Name:	Andrew M. Boas
	Title:	Trustee

DANIEL C. CLASTER GRANTOR TRUST

By:	/s/ Mark L. Claster
	Name:	Mark L. Claster
	Title:	Trustee

MATTHEW L. CLASTER TRUST OF 2004

By:	/s/ Mark L. Claster
	Name:	Mark L. Claster
	Title:	Trustee

BARI CLASTER TRUST OF 2009

By:	/s/ Mark L. Claster
	Name:	Mark L. Claster
	Title:	Trustee

/s/ Carolyn G. Marks
CAROLYN G. MARKS

/s/ Linda Katz
LINDA KATZ

/s/ Constance A. Marks
CONSTANCE A. MARKS

/s/ Nancy A. Marks
NANCY A. MARKS